Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-217819) pertaining to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan of our reports dated March 15, 2019, with respect to the consolidated financial statements of Och-Ziff Capital Management Group LLC and the effectiveness of internal control over financial reporting of Och-Ziff Capital Management Group LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 9, 2019